Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Dreyfus/Laurel Funds Trust:

We consent to the use of our report dated July 25, 2008 incorporated by reference herein and to the references to our firm under the headings "Financial Highlights" in the prospectus and "Counsel and Independent Registered Public Accounting Firm" in the statement of additional information.

/s/KPMG LLP New York, New York September 22, 2008